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                                                                    EXHIBIT 4.13

                              EMPLOYMENT AGREEMENT

         MEMORANDUM OF AGREEMENT made as of the 1st day of March, 2005.

BETWEEN :

         METALLICA MANAGEMENT INC., a corporation incorporated under the law of the State of Colorado,

            (hereinafter called the "Corporation")
                                                            OF THE FIRST PART,

                                     - AND -

         RICHARD J. HALL, of the City of Centennial, in the State of Colorado,

            (hereinafter called the "Executive")
                                                           OF THE SECOND PART,

                                     - AND -

         METALLICA RESOURCES INC., a corporation subsisting under the laws of Canada,

            (hereinafter called "Metallica")
                                                            OF THE THIRD PART,

      WHEREAS the Executive commenced employment with the Corporation effective November 8, 1999;

      AND WHEREAS the Executive and the Corporation have agreed that the ongoing employment of the Executive shall be subject to the terms and conditions set forth herein;

      AND WHEREAS the Corporation is a wholly-owned subsidiary of Metallica, and pursuant to a management agreement between the Corporation and Metallica, the Corporation provides certain managerial and administrative services to Metallica and its other subsidiaries;

      NOW THEREFORE THIS AGREEMENT WITNESSESS that in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. The Corporation agrees to continue to employ the Executive as the President and Chief Executive Officer, and the Executive hereby agrees to continue such employment. During the term hereof the Executive shall also act as the President and Chief Executive Officer of Metallica, and shall hold such offices of other subsidiaries of Metallica as shall be appropriate to the Executive's

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duties. In such capacities, the Executive has and shall have responsibility for supervising and directing the operations of the Corporation and Metallica, including the international operations carried out through Metallica's subsidiaries, and shall participate in the development of, and oversee the implementation of, Metallica's long term strategy. The Executive shall supervise the activities of the other officers and employees of Metallica and the Corporation. The Executive shall report to, and accept direction from, the Board of Directors of Metallica.

2. The Executive agrees to perform such services and duties in relation to the business and affairs of the Corporation or Metallica or any other company which is for the time being a subsidiary of Metallica (all of which other companies are hereinafter referred to as "the associated companies") as are contemplated in section 1 hereof and as may from time to time be vested in or given to him by the Board of Directors of the Corporation or Metallica and shall give the whole of his time, abilities and attention to the business of the Corporation or the associated companies and shall use his best endeavors to improve and extend the same. However, the Executive, with the permission of the Board of Directors, shall be allowed to serve as a Director of other corporations.

3. This Agreement shall continue to govern the employment of the Executive by the Corporation until:

      (a) the Executive terminates this Agreement for a reason other than Good Reason (as hereinafter defined) by not less than six months written notice to the Corporation; or

      (b) the Executive terminates this Agreement for Good Reason, in which event the provisions of section 11 hereof shall apply; or

      (c) the Corporation terminates the employment of the Executive for Manifest Cause (as hereinafter defined), in which event the provisions of section 10 hereof shall apply; or

      (d) the Corporation terminates the employment of the Executive other than for Manifest Cause (as hereinafter defined), in which event the provisions of section 11 shall apply.

4. As remuneration for his services hereunder, the Corporation shall pay to the Executive an annual salary by equal monthly installments in arrears. The annual salary shall be:

      (a)   US$150,000 during the one year period commencing March 1, 2005;

      (b)   US$160,000 during the one year period commencing March 1, 2006; and

      (c)   US$170,000 during the one year period commencing March 1, 2007,

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and thereafter reviewed annually by the Board of Directors of the Corporation.
The Executive will also be eligible for annual bonus to be determined by the Board of Directors based upon performance of the strategic plan.

5. The Corporation shall reimburse the Executive for such traveling, hotel, entertainment and other out-of-pocket expenses as he may from time to time properly incur in or about the businesses of the Corporation or any of the associated companies and as may be approved by the Board of Directors of the Corporation.

6. The Executive shall be entitled to such other benefits and to such holidays to be agreed upon by the Executive and the Corporation. These benefits and holidays shall include, but not be limited to, eligibility in the Corporation's 401-k plan, health, dental, disability and life insurance at two times annual salary. The Executive shall be entitled to four weeks of paid annual vacation.

7. The Executive shall be entitled to participate in the Corporation's stock option plan to the extent and upon such terms as may be determined from time to time by the Board of Directors of the Corporation. In addition, the Executive shall be granted 70,000 Restricted Share Units pursuant to a Restricted Share Unit Plan to be established by Metallica.

8. The Executive shall not at any time either during his employment by the Corporation and/or for a period of three years thereafter attempt to induce any person to leave the employment of the Corporation or any of the associated companies.

9. The Executive acknowledges that in the course of carrying out, performing and fulfilling his duties of employment with the Corporation he has had and will have access to and be entrusted with detailed confidential information concerning the present and contemplated exploration projects, prospects and opportunities of the Corporation, and that the disclosure of any such confidential information to the competitors of the Corporation or to the general public would be highly detrimental to the best interests of the Corporation and/or the associated companies. The Executive further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Corporation is entitled to protect. Accordingly, the Executive covenants and agrees with the Corporation that he will not (either during the continuance of his employment by the Corporation or at any time thereafter) disclose any of such detailed confidential information to any person nor shall he use the same for any purpose other than those of the Corporation, unless such information is otherwise known to the public.

10. Notwithstanding section 2 hereof, but subject to section 11 hereof, the Corporation may terminate the employment of the Executive for any reason which constitutes Manifest Cause (as hereinafter defined), and in such event the Executive shall not be entitled to any payment on account of such termination, other than compensation due him in respect of the period ending on the date of termination (including all accrued but unpaid vacation and other benefits).

11. In the event that:

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      (a)   the Corporation terminates the employment of the Executive other than for Manifest Cause; or

      (b) the Executive resigns from his employment hereunder for Good Reason (as hereinafter defined),

the Corporation shall pay to the Executive, in addition to all accrued but unpaid vacation and other benefits, a lump sum in cash on the date of termination or resignation an amount equal to three times the Executive's annual salary in effect for the financial year of the Corporation during which the employment of the Executive is terminated or the Executive resigns.

12. For the purposes of this Agreement:

"Good Reason" means any circumstance in which the Executive is induced by actions of the Corporation or Metallica to terminate his employment other than on a purely voluntary basis, and without limiting the generality of the foregoing shall include:

      (a) a reduction or diminution in the level of responsibility, title or office of the Executive;

      (b) a reduction in the compensation level of the Executive, taken as a whole;

      (c)   forced relocation to another geographic location; or

      (d) the failure of the Corporation or any successor corporation to maintain substantially similar employment terms with the Executive after the date hereof as were in existence prior to the date hereof.

"Manifest Cause" means:

      (a)   the conviction of the Executive on a felony charge;

      (b) a gross and willful failure of the Executive to perform the duties necessary to carry out the Executive's responsibilities in a manner consistent with the Executive's performance prior to the date of this Agreement;

      (c) dishonest conduct which is intentional and materially injurious to the Corporation.

13. If the employment of the Executive under this agreement is terminated, in whatever circumstances and for whatever reason (other than a reason which constitutes Manifest Cause), the Corporation, or any successor corporation, shall continue to include the Executive and his immediate family in the Corporation's medical and dental insurance plan for a period of time equal to the lesser of (i) 18 months, and (ii) such period of time until the Executive commences employment with another employer and becomes eligible for coverage under such other employer's medical and dental

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benefit plan, or, if the Executive no longer qualifies for inclusion in the medical and dental benefits plans of the Corporation or its successor, or the Corporation or its successor does not maintain a medical and dental benefits plan for its employees, the Corporation shall pay to the Executive such amounts as are necessary for the Executive to arrange to obtain such benefits for himself and his immediate family privately for such period of time.

14. Metallica hereby irrevocably and unconditionally guarantees the performance by the Corporation of all of its obligations hereunder, including without limitation the payment of all amounts payable by the Corporation to the Executive, and the Executive shall not be required to exhaust its remedies against the Corporation prior to claiming against Metallica pursuant to this guarantee.

15. Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if delivered to the Executive personally or mailed by registered mail, postage prepaid, addressed to the Executive at his last residential address known to the Secretary of the Corporation. Any such notice mailed as aforesaid shall be deemed to have been received by the Executive on the fifth business day following the date of mailing. Any notice in writing required or permitted to be given to the Corporation hereunder shall be given by registered mail, postage prepaid, addressed to its head office. Any such notice mailed as aforesaid shall be deemed to have been received by the Corporation on the third business day following the date of mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

16. Any and all previous agreements written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation, are hereby terminated and cancelled, and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreements.

17. The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado and each of the parties hereto by their execution of this agreement irrevocably agrees to the jurisdiction of the courts of the said state.

18. The provisions of this agreement shall enure to the benefit of and be binding upon the legal personal representatives of the Executive and the successors and assigns of the Corporation, respectively.

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      IN WITNESS WHEREOF the parties hereto have set their hands and seals as of the date first above written.

SIGNED, SEALED AND DELIVERED        )
      in the presence of:           )
                                    )       /s/ Richard J. Hall
                                    )   ------------------------
/s/ Stacey Story                    )       RICHARD J. HALL
----------------------------------- )
      Signature of Witness          )
                                    )
Stacey Story                        )
------------------------------------
      Name of Witness (please print)

                                            METALLICA MANAGEMENT INC.

                                            By:  /s/ Bradley J. Blacketor
                                                 ------------------------------
                                                 Authorized Signing Officer

                                            METALLICA RESOURCES INC.

                                            By:  /s/ Craig J. Nelsen
                                                 ------------------------------
                                                 Craig J. Nelsen, Chairman